Workhorse Closes $200 Million Financing from Institutional Lenders

CINCINNATI, October 14, 2020 /PRNewswire/ – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on providing sustainable and cost-effective drone-integrated electric vehicles to the last-mile delivery sector, closed the previously announced $200 million financing with Antara Capital GP LLC as lead investor.

The Notes are convertible into common stock by the holders at $35.29 per share as adjusted prior to closing, mature in four years and bear interest at a rate of 4.0% per year, which rate may be reduced to 2.75% if the Company meets certain conditions. Interest is payable in quarterly installments and can be paid at the Company’s option either in cash or, subject to certain conditions, shares of common stock.

“We are excited to close this transaction with our financial partners led by Antara Capital. The funds will allow an acceleration of production, an advancement of new products directly for the last mile delivery market and an expansion of our drone operations”, said Workhorse CEO Duane Hughes. “We appreciate our financial partners faith in us and their support in further solidifying our leadership and reach in the last-mile delivery segment.”

When the proceeds of the financing are released from escrow, the Company will receive $194.5m in net proceeds after payment of certain fees and expenses.

Goldman Sachs & Co. LLC served as exclusive financial advisor to Workhorse Group Inc.  BTIG LLC acted as the financial advisor to the lenders.

About Workhorse Group Inc.
Workhorse is a technology company focused on providing drone-integrated electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward-Looking Statements
This press release includes forward-looking statements.  These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to satisfy covenants in our financing agreements; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our inability to satisfy our customer warranty claims; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:

Mike Dektas
Creative Storm PR
513-266-3590
mike@creativestorm.com

Workhorse Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
WKHS@gatewayir.com